Exhibit 10.1
March 1, 2007
Dean Foods Company
Senior Secured Credit Facilities
Commitment Letter
Dean Foods Company
2515 McKinney Avenue, Suite 1200
Dallas, Texas 75201
Attention: Tim Smith, Vice President and Treasurer
Ladies and Gentlemen:
     You (the “Borrower”) have requested that (i) J.P. Morgan Securities Inc. (“JPMorgan”), Banc of America Securities LLC (“BAS”) and Wachovia Capital Markets, LLC (collectively with JPMorgan and BAS, the “Lead Arrangers”) agree to structure, arrange and syndicate senior secured credit facilities to the Borrower in an initial aggregate principal amount of $4,800,000,000 (the “Facilities”) consisting of a $1,500,000,000 revolving credit facility, a $1,500,000,000 tranche A term loan facility and a $1,800,000,000 tranche B term loan facility, (ii) JPMorgan Chase Bank, National Association (“JPMCB”), Bank of America, N.A. (“BOA”) and Wachovia Bank, National Association (“WB”; collectively with JPMCB and BOA, the “Commitment Parties”) commit to provide the entire principal amount of the Facilities and (iii) JPMCB agree to serve as the administrative agent, BOA agree to serve as the syndication agent and WB agree to serve as a documentation agent, in each case for the Facilities. We understand a portion of the proceeds of the Facilities shall be used to finance a special dividend to the Borrower’s shareholders at $15 per share of the Borrower’s common stock and otherwise in an amount of approximately $2,000,000,000 in the aggregate.
     The Lead Arrangers are pleased to advise you that they are willing to act as joint lead arrangers for the Facilities, and JPMorgan and BAS are pleased to advise you that they are willing to act as joint bookrunners for the Facilities (JPMorgan and BAS acting in such capacities, the “Bookrunners”).
     Furthermore, (a) each of JPMCB and BOA is pleased to advise you of its several commitment to provide 37.5% of the Facilities (75% of the Facilities in the aggregate) and (b) WB is pleased to advise you of its several commitment to provide 25% of the Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Commitment Letter”) and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”).
     It is agreed that JPMCB will act as the sole and exclusive Administrative Agent, that BOA will act as the sole and exclusive Syndication Agent, that WB will act as a documentation agent, that the Lead Arrangers will act as joint lead arrangers for the Facilities and that JPMorgan and BAS will act as joint bookrunners for the Facilities. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letters referred to below) will be paid in connection with the Facilities unless you and the Bookrunners shall so agree.

     The Bookrunners intend to syndicate the Facilities (including, in the Bookrunners’ discretion, all or part of each Commitment Party’s commitment hereunder) to a syndicate of financial institutions identified by the Bookrunners in consultation with you (the “Lenders”). The Bookrunners intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist us in completing a syndication mutually satisfactory to you and us. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Borrower and the proposed Lenders, (c) the hosting, with us, of one or more meetings of prospective Lenders and (d) as set forth in the next paragraph, assistance in the preparation of materials to be used in connection with the syndication (collectively with the Term Sheet, the “Information Materials”).
     You will assist us in preparing Information Materials, including a Confidential Information Memorandum and lender slides, for distribution to prospective Lenders. If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, its affiliates and any of its securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to the Borrower’s or its affiliates’ securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) subject to such Private-Siders agreeing to keep such Information Materials confidential in accordance with the Information Materials and (ii) from and after the public announcement by the Borrower of the transactions contemplated by this Commitment Letter, a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein. You also acknowledge that Public-Siders affiliated with the Lead Arrangers consisting of publishing debt analysts may participate in any meetings or telephone conference calls held pursuant to clause (c) of the immediately previous paragraph; provided that such analysts shall not publish any information obtained from such meetings or calls (i) until the syndication of the Facilities has been completed upon the making of allocations by the Bookrunners and the Bookrunners freeing the Facilities to trade or (ii) in violation of any confidentiality agreement between you and the Lead Arrangers.
     The Borrower agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Borrower advises the Bookrunners in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by the Bookrunners for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda) and (b) notification of changes in the Facilities’ terms. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.
     The Borrower hereby authorizes the Bookrunners to distribute drafts of definitive documentation with respect to the Facilities to Private-Siders and Public-Siders.
     As a Bookrunner, each of JPMorgan and BAS will manage all aspects of the syndication in consultation with the Borrower, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In acting as a Bookrunner, neither JPMorgan nor BAS will have any responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to

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any fiduciary or other implied duties. Additionally, the Borrower acknowledges and agrees that, as Lead Arrangers, no Lead Arranger is advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and no Lead Arranger shall have any responsibility or liability to the Borrower with respect thereto. Any review by any Lead Arranger of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Lead Arranger and its affiliated Commitment Party and shall not be on behalf of the Borrower.
     To assist the Bookrunners in their syndication efforts, you agree promptly to prepare and provide to the Lead Arrangers and the Commitment Parties all information with respect to the Borrower and the transactions contemplated hereby, including all financial information and projections (the “Projections”), as the Lead Arrangers and the Commitment Parties may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant that (a) all information relating to the Borrower, its subsidiaries and their operations and financial condition, other than the Projections (the “Information”) that has been or will be made available to the Lead Arrangers and the Commitment Parties by you or any of your representatives is or will be, when furnished, taken in combination with the Borrower’s public filings with the Securities and Exchange Commission, complete and correct in all material respects and does not or will not, when furnished, taken in combination with the Borrower’s public filings with the Securities and Exchange Commission, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any of the Lead Arrangers or the Commitment Parties by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions at the time made. You understand that in arranging and syndicating the Facilities, the Lead Arrangers and the Commitment Parties may use and rely on the Information and Projections without independent verification thereof. Before distribution of any Information, you agree to execute and deliver to us a letter in which you authorize distribution of the Information to a prospective Lender and its employees.
     As consideration for each Commitment Party’s commitment hereunder and each Lead Arranger’s agreement to perform the services described herein, you agree to pay to each Commitment Party and each Lead Arranger the nonrefundable fees set forth in Annex I to the Term Sheet and in the Fee Letters dated the date hereof and delivered herewith (the “Fee Letters”).
     Each Commitment Party’s commitment hereunder and each Lead Arranger’s agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us, since December 31, 2006, any material adverse condition or material adverse change in or affecting the business, operations, property, or financial condition of the Borrower and its subsidiaries, taken as a whole (a “Material Adverse Change”), (b) our not becoming aware after the date hereof of any information or other matter affecting the Borrower or the transactions contemplated hereby which is inconsistent with any such information or other matter disclosed to us by the Borrower prior to the date hereof, which inconsistency represents a Material Adverse Change, (c) our satisfaction that prior to and during the syndication of the Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any subsidiary thereof, (d) the negotiation, execution and delivery on or before April 15, 2007 of Credit Documentation (as defined in the Term Sheet) reasonably satisfactory to the Lead Arrangers and the Commitment Parties, (e) the Bookrunners being allotted at least 21 days after the lender meeting with the proposed Lenders to complete the syndication of the Facilities and the lender meeting shall have occurred no earlier than four (4) business days of the public announcement by the Borrower of the transactions contemplated by this Commitment Letter and (f) the other conditions set forth or referred to in the Term Sheet.

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     You agree (a) to indemnify and hold harmless each Commitment Party, each Lead Arranger and their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Facilities, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent (i) they are found by a judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person or (ii) they arise from a breach of the obligations of such indemnified person under this Commitment Letter, and (b) to reimburse the Bookrunners and their affiliates upon presentation of a statement in reasonable detail for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, electronic distribution expenses, travel expenses, and reasonable fees, charges and disbursements of counsel to the Administrative Agent) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letters and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Facilities.
     This Commitment Letter shall not be assignable (a) by you without the prior written consent of each Commitment Party and each Lead Arranger or (b) by any Commitment Party or Lead Arranger without our prior written consent (and any purported assignment by any party without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, each Commitment Party and each Lead Arranger. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto.
     This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. Each party hereto consents to the nonexclusive jurisdiction and venue of the state or federal courts located in the City of New York. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Term Sheet, the Fee Letters or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York. Each of the Borrower, each Commitment Party and each Lead Arranger irrevocably agrees to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the transactions contemplated hereby, this Commitment Letter, the Term Sheet or the Fee Letters or the performance of services hereunder.
     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letters nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person without the prior written consent of the Lead Arrangers except (a) to your officers, directors, employees, agents and advisors (including attorneys and accountants) who are

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involved in the consideration of this matter, (b) as may be requested or required in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof) or (c) other than in the case of the Fee Letters, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges.
     You acknowledge that each Commitment Party, each Lead Arranger and their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties and the Lead Arrangers will use confidential information obtained from you by virtue of the transactions contemplated by this letter or their other relationships with you in connection with the performance by the Commitment Parties and the Lead Arrangers of services for other companies, and none of the Commitment Parties and the Lead Arrangers will furnish any such information to other companies. You also acknowledge that none of the Commitment Parties and the Lead Arrangers have any obligation to use in connection with the transactions contemplated by this letter, or to furnish to you, confidential information obtained from other companies.
     The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or either Commitment Party’s commitment hereunder.
     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letters by returning to us executed counterparts hereof and of the applicable Fee Letter not later than 5:00 p.m., New York City time, on March 1, 2007. Each Commitment Party’s commitment and each Lead Arranger’s agreements herein will expire at such time in the event the relevant Commitment Party has not received such executed counterparts in accordance with the immediately preceding sentence.
[Signature Page Follows]

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     The Commitment Parties and the Lead Arrangers are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours, JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
By:	/s/ Jason Rastovski
	Name:	Jason Rastovski
Title:

J.P. MORGAN SECURITIES INC.
By:	/s/ Ted Heldring
	Name:	Ted Heldring
Title:

BANK OF AMERICA, N.A.
By:	/s/ David Catherall
	Name:	David Catherall
Title:

BANC OF AMERICA SECURITIES LLC
By:	/s/ Wyatt Smith
	Name:	Wyatt Smith
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ Lewis S. Morris III
	Name:	Lewis S. Morris III
Title:

WACHOVIA CAPITAL MARKETS, LLC
By:	/s/ Lewis S. Morris III
	Name:	Lewis S. Morris III
Title:

Signature Page
Commitment Letter

Accepted and agreed to as of the date first written above by:

DEAN FOODS COMPANY

By:	/s/ Timothy A. Smith
Name: Timothy A. Smith
Title: Vice President and Treasurer
Signature Page
Commitment Letter

Exhibit A
DEAN FOODS COMPANY
SENIOR SECURED CREDIT FACILITIES
Summary of Terms and Conditions
March 1, 2007

I.	Parties

	Borrower:	Dean Foods Company, a Delaware corporation (the “Borrower”).

	Guarantors:	Each of the Borrower’s existing and future domestic material restricted subsidiaries (defined in a manner consistent with the Borrower’s existing credit facility) shall unconditionally guaranty all of the Borrower’s obligations under and in connection with the Facilities (as defined below), it being understood that subsidiaries that are obligors under any permitted receivables financing (and any general partner of such subsidiaries) shall be considered unrestricted subsidiaries.

	Joint Lead Arrangers:	J.P. Morgan Securities Inc. (“JPMorgan”), Banc of America Securities LLC and Wachovia Capital Markets, LLC (in such capacity, the “Lead Arrangers”).

	Joint Bookrunners:	J.P. Morgan Securities Inc. and Banc of America Securities LLC

	Administrative Agent:	JPMorgan Chase Bank, National Association (“JPMCB” and, in such capacity, the “Administrative Agent”).

	Syndication Agent:	Bank of America, N.A. (“BOA”)

	Documentation Agents:	Wachovia Bank, National Association (“WBNA”) and other institutions to be determined.

	Lenders:	A syndicate of banks, financial institutions and other entities selected in consultation with the Borrower, including JPMCB, BOA and WBNA, arranged by the Lead Arrangers (collectively, the “Lenders”).

II.	The Facilities

A. Revolving Credit Facility

	Type and Amount of Facility:	Five-year revolving credit facility (the “Revolving Credit Facility”) in the amount of up to $1,500,000,000 (the loans thereunder, the “Revolving Credit Loans”).

Availability:	The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the fifth anniversary thereof (the “Revolving Credit Termination Date”).

Letters of Credit:	A portion of the Revolving Credit Facility not in excess of $350,000,000 shall be available for the issuance of letters of credit (the “Letters of Credit”) by JPMCB, BOA or WBNA (in such capacity, an “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance (or such later date as is agreed to by the relevant Issuing Lender) and (b) five business days prior to the Revolving Credit Termination Date, provided that any Letter of Credit may provide for the renewal thereof for one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day if the Borrower is notified by 9:00 a.m. (New York City time) or the next business day if notified after such time. To the extent that the Borrower does not so reimburse the applicable Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse such Issuing Lender on a pro rata basis.

Swing Line Loans:	A portion of the Revolving Credit Facility not in excess of $150,000,000 shall be available for swing line loans (the “Swing Line Loans”) from JPMCB (in such capacity, the “Swing Line Lender”) on same-day notice. Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Maturity:	The Revolving Credit Termination Date.

Purpose:	The proceeds of the Revolving Credit Loans shall be used to finance a special dividend to the Borrower’s shareholders on the Closing Date, to refinance certain existing indebtedness of the Borrower and also to finance the Borrower’s working capital needs and for general corporate purposes of the Borrower and its subsidiaries in the ordinary course of business.

B. Term Loan A Facility

Type and Amount of Facility:	A term loan facility (the “Tranche A Term Loan Facility”) in the amount of $1,500,000,000 (the “Tranche A Term Loan Commitment,” and the loans thereunder, the “Tranche A Term Loans”).

Availability:	The Tranche A Term Loans shall be made available in a single drawing on the Closing Date (as defined below).

Amortization:	The Tranche A Term Loans will amortize according to the following percentages for the following years, in each case with payments to be made on a quarterly basis.

Year 1: 0%
Year 2: 0%
Year 3: 15%
Year 4: 15%
Year 5: 70%

Maturity:	The Tranche A Term Loans will mature on the Revolving Credit Termination Date. The remaining aggregate principal amount of the Tranche A Term Loans will be repayable on the Revolving Credit Termination Date.

Purpose:	The proceeds of the Tranche A Term Loans shall be used to finance a special dividend to the Borrower’s shareholders on the Closing Date, to refinance certain existing indebtedness of the Borrower and also to finance the Borrower’s working capital needs and for general corporate purposes of the Borrower and its subsidiaries in the ordinary course of business.

C. Term Loan B Facility

Type and Amount of Facility:	A term loan facility (the “Tranche B Term Loan Facility” and collectively with the Tranche A Term Loan Facility, the “Term Loan Facilities”) in the amount of $1,800,000,000 (the “Tranche B Term Loan Commitment”; and collectively with the Tranche A Term Loan Commitment, the “Term Loan Commitments”) and the loans thereunder, the “Tranche B Term Loans”; collectively with the Tranche A Term Loans, the “Term Loans”).

Availability:	The Tranche B Term Loans shall be made available in a single drawing on the Closing Date (as defined below).

Amortization:	The Tranche B Term Loans will amortize 1% per year on a quarterly basis, with any remaining principal balance due at final maturity.

Maturity:	The seventh anniversary of the Closing Date.

Purpose:	The proceeds of the Tranche B Term Loans shall be used to finance a special dividend to the Borrower’s shareholders on the Closing Date, to refinance certain existing indebtedness of the Borrower and also to finance the Borrower’s working capital needs and for general corporate purposes of the Borrower and its subsidiaries in the ordinary course of business.

	D. Expansion Option	From time to time, the Borrower may request to increase the aggregate commitment under the Revolving Credit Facility and/or obtain incremental term loans under the Tranche A Term Loan Facility or the Tranche B Term Loan Facility by up to an aggregate principal amount of $500,000,000 without the consent of any Lenders not participating in such increase and subject to customary conditions; provided that the aggregate amount of such increases shall not exceed $500,000,000 and provided further that (i) at the time of such request, no default or event of default shall have occurred and be continuing and (ii) at the time of such request, the Borrower shall be in compliance on a pro forma basis with the financial covenants in the Credit Documentation. The Borrower may arrange for such increase to be provided by one or more Lenders or by additional financial institutions reasonably acceptable to the Administrative Agent.

III.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth on Annex I.

	Optional Prepayments and Commitment Reductions:	Loans may be prepaid (without premium or penalty but subject to break funding payments) and commitments may be reduced by the Borrower in minimum amounts to be agreed upon. Such optional prepayments shall be applied to the obligations under the Facilities in a manner determined by the Borrower.

	Mandatory Prepayments:	The Facilities shall be prepaid by amounts equal to: (a) 100% of the net cash proceeds of any sale or other disposition of assets by the Borrower or any of its material restricted subsidiaries (except for the sale of inventory in the ordinary course of business, obsolete or worn-out property in the ordinary course of business and subject to materiality thresholds and reinvestment periods consistent with the Borrower’s existing credit facility) and of casualty and insurance proceeds (subject to materiality thresholds and reinvestment periods consistent with the Borrower’s existing credit facility) and (b) commencing with the fiscal year ending on or about December 31, 2007, excess cash flow of the Borrower and its consolidated subsidiaries in percentages and manner to be agreed upon. The foregoing mandatory prepayments shall be applied to the obligations under the Facilities in a manner to be agreed upon in the definitive Credit Documentation.

IV.	Collateral

	Collateral:	The Facilities will be secured by a first perfected security interest in all of the assets of the Borrower and the Guarantors, whether consisting of personal, tangible or intangible property (including a pledge of, and a first perfected security interest in, (i) all of the shares of capital stock of the Guarantors and (ii) 65% of the shares of the capital stock of the Borrower’s material first-tier foreign subsidiaries, in each case subject to exceptions and time periods to be agreed upon by the Borrower and the Administrative Agent and in any event excluding the Excluded Collateral defined below) (collectively, the “Collateral”). The Collateral will also secure swap obligations and cash management obligations owing to any Lender or any of its affiliates. “Excluded Collateral” shall mean the collective reference to (a) the capital stock, and any assets, of any unrestricted subsidiary, (b) all real property owned by Dean Holding Company and its subsidiaries and (c) all capital stock of any direct or indirect subsidiary of Dean Holding Company which owns any real property.

V.	Certain Conditions

	Initial Conditions:	The availability of the Facilities shall be conditioned upon satisfaction of the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”) on or before April 15, 2007:

(a) The Borrower and the Guarantors shall have executed and delivered reasonably satisfactory definitive financing documentation with respect to the Facilities (the “Credit Documentation”).

(b) The Lenders, the Administrative Agent and the Lead Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date.

(c) All governmental and third-party approvals necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the financing and the transactions contemplated hereby and the continuing operations of the Borrower and its subsidiaries shall have been obtained and be in full force and effect.

(d) The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the Closing Date (including for the fiscal year ended December 31, 2006) and (ii) financial statement projections through and including the Borrower’s next five (5) fiscal years, together with such additional financial information as the Administrative Agent may reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections).

(e) The Administrative Agent and the Lenders shall have received a written certification from an officer of the Borrower that, after giving effect to the incurrence of indebtedness in connection with the Facilities, (i) the Borrower is solvent and will be solvent subsequent to incurring such indebtedness, will be able to pay its debts and liabilities as they become due and will not be left with unreasonably small capital with which to engage in its business and (ii) the Borrower’s assets exceed its liabilities.

(f) The Borrower shall have demonstrated, to the Administrative Agent’s satisfaction, pro forma compliance with all financial covenants set forth in the Credit Documentation.

(g) Liens creating a first priority security interest in the Collateral being delivered on the Closing Date shall have been perfected.

(h) Absence of any injunction or temporary restraining order or any litigation or threatened litigation which, in the reasonable judgment of the Administrative Agent, could prohibit the making of the loans under the Facilities.

(i) The Administrative Agent shall have received evidence satisfactory to it with respect to the repayment in full of all obligations under the Borrower’s existing loan and credit facilities, termination of the commitments thereunder and release of all liens granted thereunder.

(j) Compliance with all applicable requirements of law, including Regulations T, U and X of the Board of Governors of the Federal Reserve System.

(k) The Lenders shall have received such legal opinions, documents and other instruments as are customary for transactions of this type or as they may reasonably request.

	On-Going Conditions:	The making of each extension of credit shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the Credit Documentation (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation a “material adverse change” shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, property or financial condition of the Borrower and its subsidiaries taken as a whole, or (b) the validity or enforceability of any of the Credit Documentation or the rights or remedies of the Administrative Agent and the Lenders thereunder.

VI.	Certain Documentation Matters

The Credit Documentation shall contain representations, warranties, covenants and events of default generally consistent with the Borrower’s existing credit facility, including, without limitation:

Representations and Warranties:	Financial statements; absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA; Investment Company Act; environmental matters; labor matters; accuracy of disclosure; solvency; subsidiaries; and security interest.

Affirmative Covenants:	Delivery of financial statements, reports, accountants’ certificates, officers’ certificates and other information reasonably requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; maintenance of ratings; and guarantor and collateral requirements.

Financial Covenants:	The Borrower will comply with the following financial covenants:

-      Leverage Ratio The Borrower shall maintain a ratio of consolidated funded debt (excluding letters of credit and defined in a manner generally consistent with the Borrower’s existing credit facility except that no more than $100,000,000 in cash shall be netted against consolidated funded debt) to consolidated EBITDA of not more than 6.5 to 1.0, with the following step-downs: 6.25 to 1.0 at December 31, 2007; 5.75 to 1.0 at December 31, 2008; 5.0 to 1.0 at December 31, 2009 and 4.5 to 1.0 at December 31, 2010 and thereafter. Consolidated EBITDA (to be defined in a manner generally consistent with the Borrower’s existing credit facility) will be calculated on a rolling four quarter basis.

-      Interest Coverage Ratio The Borrower shall maintain a ratio of consolidated EBITDA to consolidated cash interest expense of not less than 2.25 to 1.0, with the following step-ups: 2.5 to 1.0 at December 31, 2008, 2.75 to 1.0 at December 31, 2009 and 3.0 to 1.0 at December 31, 2010 and thereafter.

Negative Covenants:	Limitations on: indebtedness; liens; guarantee obligations; mergers, acquisitions, consolidations, liquidations and dissolutions; sales of assets; leases; dividends and other payments in respect of capital stock and debt (with appropriate carve-outs for repayment of currently outstanding public notes and the special dividend to be paid on the Closing Date); investments, loans and advances; optional payments and modifications of subordinated and other debt instruments; transactions with affiliates; sale and leasebacks;

changes in fiscal year; negative pledge clauses and other restrictive agreements; and changes in lines of business.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; Credit Documentation ceasing to be in full force and effect or any party thereto so asserting; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default with other material indebtedness; bankruptcy events; certain ERISA events; material judgments; and change of control.

Unrestricted Subsidiaries:	Unrestricted subsidiaries will not be subject to affirmative or negative covenants, events of default and other provisions of the Credit Documentation.

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding greater than 50% of the aggregate amount of the Term Loans, Revolving Credit Loans, participations in Letters of Credit and unused commitments under the Revolving Credit Facility, except that (a) so long as the Revolving Credit Facility is in effect or Revolving Credit Loans or Tranche A Term Loans are outstanding, only the consent of the Lenders holding greater than 50% of the aggregate amount of the Tranche A Term Loans, Revolving Credit Loans, participations in Letters of Credit and unused commitments under the Revolving Credit Facility shall be required to amend or waive the financial covenants, (b) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of amortization or final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (c) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages, (ii) releases of all or substantially all of the Guarantors and (iii) releases of all or substantially all of the Collateral. The Credit Documentation shall contain customary bank replacement provisions so long as Lenders holding greater than 50% of the Loans and unused commitments shall have consented to the applicable amendment or modification.

Assignments and Participations:	The Lenders shall be permitted to assign all or a portion of their Loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an Event of Default has occurred and is continuing, (b) the Administrative Agent, unless a Term Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund and (c) the Issuing Lenders, unless a Term Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5,000,000, in the case of a commitment under the Revolving Credit Facility, and $1,000,000, in the case of a Term Loan, unless otherwise agreed by the Borrower and the Administrative Agent. All assignments will require the payment by the assignor or assignee of a processing and recordation fee of $3,500 (except in the case of assignments by the Commitment Parties pursuant to the primary syndication of the Facilities).

The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facilities only upon request.

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable out-of-pocket expenses of the (i) Bookrunners associated with the syndication of the Facilities and (ii) the Administrative Agent associated with the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel to the Administrative Agent) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Lead Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party or the breach of any obligation of an indemnified party).

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent:	Sidley Austin LLP.

Annex I
Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

the ABR plus the Applicable Margin; or

the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” means the higher of (i) the rate of interest publicly announced by JPMCB as its prime rate in effect at its principal office in New York City (the “Prime Rate”), and (ii) the federal funds effective rate from time to time plus 0.5%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities (to the extent imposed) and other applicable mandatory costs.

“Applicable Margin” means a per annum percentage determined and adjusted as shall be negotiated and set forth in a pricing grid in the definitive Credit Documentation. Based on current market conditions and assuming that, on the Closing Date and after giving effect to the transactions being entered into in connection with the Facilities, the Borrower receives a “corporate family rating” of at least Ba3 (with stable outlook) from Moody’s and an “issuer credit rating” of at least BB- (with stable outlook) from S&P:

(a) the initial Applicable Margin for “Eurodollar Loans” (as defined below) (i) under the Revolving Credit Facility and the Tranche A Term Loan Facility shall be 1.50% per annum and (ii) under the Tranche B Term Loan Facility shall be 1.75% per annum; and

(b) the initial Applicable Margin for “ABR Loans” (as defined below) (i) under the Revolving Credit Facility and the Tranche A Term Loan Facility shall be 0.50% per annum and (ii) under the Tranche B Term Loan Facility shall be 0.75% per annum.

“LIBO Rate” means the rate at which eurocurrency deposits in the London interbank market for one, two, three or six months (as selected by the Borrower) are quoted on the applicable Dow Jones Market Service screen.

“Moody’s” means Moody’s Investors Service, Inc.

“S&P” means Standard and Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay a commitment fee (assuming the Borrower receives the ratings identified above, calculated initially at the rate of 0.30% per annum) on the average daily unused amount of the Revolving Credit Facility, payable quarterly in arrears from the Closing Date until the termination of the Revolving Credit Facility, adjusted subsequently based on the pricing grid negotiated and set forth in a pricing grid in the definitive Credit Documentation. Swing Line Loans shall not count as usage for purposes of determining the commitment fees.

Letter of Credit Fees:	The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders under the Revolving Credit Facility (including the Administrative Agent in its capacity as a Lender) and shall be payable quarterly in arrears.

A fronting fee equal to 0.125%, or such other rate as is agreed to by the Borrower and the applicable Issuing Lender, per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to such Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the applicable Issuing Lender for its own account.

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Facilities, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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